Exhibit 10.34

July 19, 2012

Mr. Ken McBride

Re:  LegalZoom.com, Inc.

Dear Ken:

We are very pleased to offer you a position as a member of the Board of Directors (the “Board”) of LegalZoom.com, Inc. (the “Company”) and as a member and chairman of the Audit Committee of the Board.  This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Start Date:

Effective immediately after the Registration Statement is declared effective by the Securities and Exchange Commission (the “Effective Date”), you will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Term:	Your initial term on the Board shall be three years.

Committees:

You acknowledge and agree that, in order to meet SEC and NYSE rules, you will be required to serve on one or more of the Board’s Audit Committee, Compensation Committee and/or Nominating and Governance Committee, and that such committee assignments will be as agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Cash Compensation:

In consideration of your services as a member of the Board, you will receive a $25,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain a member of the Board.

In consideration for your services as Chair of the Audit Committee, if applicable, you will receive a $15,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain the Audit Committee Chair.

In consideration for your services as Chair of the Compensation Committee, if applicable, you will receive a $7,500 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain the Compensation Committee Chair.

In consideration for your services as Chair of the Nominating and Governance Committee, if applicable, you will receive a $5,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain the Nominating and Governance Committee Chair.

All or a portion of your annual cash retainer may be deferred into a stock unit account. The election for deferring your annual cash retainer must be made in writing within thirty (30) days of joining the Board and prior to the start of the new calendar year for subsequent elections or earlier as necessary to comply with Internal Revenue Code §409A.

You will receive $1,000 per meeting for each Board and committee meeting that you attend, to be paid in arrears on a quarterly basis.

Equity Compensation Grants:

In connection with the Company’s initial public offering, if you are then serving on the Board, you will receive both inducement and annual compensatory equity grants (in the form of restricted stock units and stock options which will each be subject to vesting conditions) in accordance with the Company’s non-employee director compensation program.

Stock Ownership Guidelines:

In order to promote long-term alignment of directors and stockholders interests, the Company requires that you hold five times your annual cash retainer (excluding any cash retainer for service on a committee or as a committee chair or other service-related fees). You are expected to attain or exceed the stock ownership guideline amount within five (5) years of the Effective Date, and to remain at or above the guideline.

Responsibilities:

As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board and, if you are a member of a committee of the Board, attendance at all regular and special meetings of such committee.

Expenses:

The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with attending Board meetings and, if you are a member of a committee of the Board, committee meetings.

Confidentiality:

As a condition of this offer, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, as a pre-condition to your appointment to the Board, you are required to execute the Nondisclosure Agreement enclosed herewith.

Indemnification:

In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers. An Indemnification Agreement will be provided to you to sign upon your acceptance.

Your engagement as a member of the Board is contingent on all of the following:  (a) formal acceptance of this offer, (b) completion of a background, credit and reference check satisfactory to the Board and (c) a determination by the Board that you meet the independence requirements of the NYSE.  This offer to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated at any time by either party.  Upon accepting our offer to join the Board you agree we will have the right to mention your name and other customary information in documents we file with the Securities and Exchange Commission, press releases and other business documentation as appropriate, including, inclusion of such information in our registration statement and the related prospectus naming you as a person about to become a member of the Board and such other information regarding you as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

To accept this offer, please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your service as a member of the Board of the Company.

[Signature page follows]

We sincerely hope that you decide to join the Board of Directors of the Company.  Please contact me with any questions regarding the foregoing.

Sincerely,

LEGALZOOM.COM, INC.

	By:	/s/ John Suh
John Suh
Chief Executive Officer and Director

ACKNOWLEDGED AND AGREED TO BY:

/s/ Ken McBride
Ken McBride

Date: July 19, 2012

I hereby consent to the inclusion in the Registration Statement on Form S-1 of LegalZoom.com, Inc., any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a member of the Board of Directors of LegalZoom.com, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.